As filed with the Securities and Exchange Commission on July 2, 2015

Registration No. 333-173458

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AURICO GOLD INC.

(Exact name of registrant as specified in its charter)

Ontario, Canada	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Yonge Street, Suite 1601 Toronto, ON M5C 1T4	N/A
(Address of Principal Executive Offices)	(Zip Code)

Capital Gold Corporation 2006 Equity Incentive Plan

Nayarit Gold Inc. Stock Option Plan

Amendment No. 1 to Amended and Restated Engagement Agreement with Christopher M. Chipman

Amendment No. 3 to Amended and Restated Engagement Agreement with J. Scott Hazlitt

Amendment to Offer of Employment Letter with Michael M. Aiello

Amendment to Offer of Employment Letter with Kelly Cody

Amendment to Offer of Employment Letter with Katherine E. O’Brien

(Full title of the plans)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8700

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Christopher J. Cummings

Paul, Weiss, Rifkind, Wharton & Garrison LLP

77 King Street West, Suite 3100

Toronto, ON M5K 1J3

Telephone: (416) 504-0520

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Form S-8 Registration Statement (File No. 333-173458) (the “Registration Statement”) of AuRico Gold Inc. (“AuRico”).

AuRico is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by AuRico pursuant to such Registration Statement.

Pursuant to the arrangement agreement (the “Arrangement Agreement”), dated as of April 12, 2015, among AuRico and Alamos Gold Inc. (“Alamos”), on July 2, 2015, AuRico will amalgamate with Alamos.

As a result of the transactions contemplated by the Arrangement Agreement, AuRico is terminating all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by AuRico in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, AuRico hereby removes and withdraws from registration any and all securities of AuRico registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Country of Canada, on July 2, 2015.

AURICO GOLD INC.

By:	/s/ Scott G. Perry
Name: Scott G. Perry
Title: President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Scott G. Perry Scott G. Perry	President, Chief Executive Officer and Director (Principal Executive Officer)	July 2, 2015

/s/ Robert J. Chausse Robert J. Chausse	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 2, 2015

* Alan R. Edwards	Chairman of the Board and Director	July 2, 2015

Mark J. Daniel	Director	July 2, 2015

* Richard M. Colterjohn	Director	July 2, 2015

* Joseph G. Spiteri	Director	July 2, 2015

Janice Stairs	Director	July 2, 2015

* Ronald E. Smith	Director	July 2, 2015

Patrick D. Downey	Director	July 2, 2015

*By: /s/ Scott G. Perry Scott G. Perry	Attorney-in-fact	July 2, 2015

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of AuRico Gold Inc., in the City of Toronto, on July 2, 2015.

AURICO GOLD (USA) INC.
(Authorized Representative)

By:	/s/ Scott G. Perry
Name:	Scott G. Perry
Title:	President, Chief Executive Officer and Director